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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

      Listed below, as of January 4, 1999, are the subsidiaries of the Company and their jurisdictions of organization. All of such subsidiaries are either directly or indirectly wholly-owned by the Company. Ownership of subsidiaries indirectly owned by the Company is indicated by indentations. Certain subsidiaries of the Company have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of the end of the year covered by this report.


                                                           Jurisdiction of
              Name of Subsidiary                            Organization
              ------------------                            ------------

      Orange County Metal Works................................California
      Cylinder City, Inc.......................................Minnesota
      Commercial Hydraulics Pty., Ltd..........................Australia
      Commercial Intertech do Brasil, Ltda.....................Brazil
      Commercial Intertech, s.r.o..............................Czech Republic
      Commercial Intertech Holdings, Ltd.......................England
           Commercial Intertech Limited........................England
           Ultra Group Limited.................................England
                 Ultra Hydraulics Limited......................England
      Astron S.A.R.L...........................................France
      Sachsenhydraulik Chemnitz GmbH...........................Germany
           Commercial Intertech GmbH...........................Germany
      Commercial Hydraulics S.r.l..............................Italy
      Commercial Intertech S.A.................................Luxembourg